Revised Schedule A

(1)	Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:
Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.95000%
For the next $2.5 billion	0.92625%
For the next $2.5 billion	0.90250%
For the next $2.5 billion	0.87875%
For the amount over $10 billion	0.85500%

Fund	Ticker	Effective Date of Agreement
First Trust EIP Power Solutions ETF (fka First Trust EIP Carbon Impact ETF – ECLN)	FPWR	Amended September 5, 2025
FT Energy Income Partners Strategy ETF	EIPX	October 28, 2022

(2) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.75000%
For the next $2.5 billion	0.73125%
For the next $2.5 billion	0.71250%
For the next $2.5 billion	0.69375%
For the amount over $10 billion	0.67500%

Fund	Ticker	Effective Date of Agreement
FT Vest S&P 500® Dividend Aristocrats Target Income ETF®	KNG	February 24, 2021
FT Vest Rising Dividend Achievers Target Income ETF	RDVI	October 18, 2022

(3) On the Amendment Date and thereafter, for as long as its Fee Waiver Agreement remains in effect, the investment management fee of the Fund listed below shall continue to be equal to the annual rate of 0.55% of such Fund’s average daily net assets. If its Fee Waiver Agreement expires or is otherwise terminated, then effective as of the date of such expiration or termination, such Fund’s investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.55000%
For the next $2.5 billion	0.53625%
For the next $2.5 billion	0.52250%
For the next $2.5 billion	0.50875%
For the amount over $10 billion	0.49500%

Fund	Ticker	Effective Date of Agreement
First Trust Limited Duration Investment Grade Corporate ETF	FSIG	November 12, 2021